Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR SPETNER ASSOCIATES, INC.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on the financial statements of Spetner Associates, Inc. for the Years Ended December 31, 2024 and 2023, respectively, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). You should read the following discussion and analysis in conjunction with Spetner Associates, Inc. financial statements including the notes thereto.

This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Spetner Associates, Inc. actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of certain factors.

Overview of the Company

Spetner Associates, Inc. (“Spetner”) is a Missouri corporation that was originally incorporated in the state of Missouri on November 8, 1991. NRoll, LLC (“NRoll”) and Benefits Counselors, LLC (“Benefits Counselors”) are affiliates of Spetner, and all three companies operate jointly through shared management and shared operations. Spetner, NRoll, and Benefits Counselors also related through common ownership and are collectively referred to as the “Company”. On January 1, 2024, the members of NRoll and Benefits Counselors assigned their respective membership interests to Spetner.

Spetner, NRoll and Benefits Counselors are benefit enrollment companies that assist businesses access insurance products and the voluntary benefits marketplace for their employees.

Results of Operations for the Year ended December 31, 2024 Compared to the Year Ended December 31, 2023

	For the Years Ended
	December 31,	December 31,
	2024	2023	Var ($)	Var (%)

Revenue
Commission income	14,261,944	7,734,257	6,527,687	84%
Service and fee income	412,178	217,613	194,565	89%
Total revenue	14,674,122	7,951,870	6,722,252	85%

Operating expenses
Commission expense	223,004	244,266	(21,262)	(9)%
Enrollment expense	1,086,182	1,530,770	(444,588)	(29)%
Salaries and wages	3,516,128	2,879,575	636,553	22%
General and administrative	1,454,627	1,463,809	(9,182)	(1)%
Pension expense	1,542	401,713	(400,171)	(100)%
Related party service fees	789,000	534,511	254,489	48%
Total operating expenses	7,070,483	7,054,644	15,839	0%

Net income from operations	7,603,639	897,226	6,706,413	747%

Other income (expense)
Charitable contribution expense	(5,588,474)	(753,012)	(4,835,462)	642%
Interest income (expense), net	129,500	13,387	116,113	867%
Total other income (expense)	(5,458,974)	(739,625)	(4,719,349)	638%

Provision for income taxes	-	-	-	100%
Net income before other comprehensive income	2,144,665	157,601	1,987,064	1,261%

Other comprehensive income
Gain (loss) in fair value of Plan Assets	(726,615)	661,512	(1,388,127)	(210)%
Net comprehensive income	1,418,050	819,113	598,937	73%

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Revenue

For the year ended December 31, 2024 compared to December 31, 2023 the Company’s revenues increased by $6,722,252 or 85%. The increase in revenue was primarily a result of the Company’s agency services with respect to insurance policy holders (“Members”) and their health insurance carriers (“customers”).

Operating Expenses

For the year ended December 31, 2024 compared to December 31, 2023 commission expense decreased by $21,262 or 9%. The decrease in commission expense is the result of a decrease in the amount of new business generated by non-employees during the year ended December 31, 2024 compared to the year ended December 31, 2023.

For the year ended December 31, 2024 compared to December 31, 2023 the Company’s enrollment expense decreased by $444,588 or 29%. The Company decreased the insurance enrollment activities it offered to Members during the year ended December 31, 2024, which resulted in the decrease in enrollment expense.

For the year ended December 31, 2024 compared to December 31, 2023 the Company’s salaries and wages expense increased by $636,553 or 22%. The increase in salaries and wages was a result of an increase in the Company’s employee headcount during the year ended December 31, 2024.

For the year ended December 31, 2024 compared to December 31, 2023 the Company’s general and administrative expense decreased by $9,182 or 1%. The decrease in general and administrative was primarily a result of decreased contributions to the Company’s profit sharing plan ($138,668), decreased automobile expenses ($45,525), and decreased bad debt expense ($41,417). The decrease in general and administrative expenses was offset primarily by the increase in legal fees ($125,781), and the increase in IT service expenses ($71,498).

For the year ended December 31, 2024 compared to December 31, 2023 the Company’s pension expense decreased by $400,171 or 99.6%. Effective January 1, 2024, the Company’s cash balance plan was frozen and as a result, the participant’s accounts’ ceased getting credited with the pay credit. This resulted in a significantly reduced pension expense for the year ended December 31, 2024.

For the year ended December 31, 2024 compared to December 31, 2023 related party service fees increased by $254,489 or 48%. The increase in related party service fees was a result of increased agency services performed by the Company.

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Net Income

For the year ended December 31, 2024 compared to December 31, 2023 net income increased by $1,987,064 or 1,261%. The increase in net income was primarily a result of increased revenues, decreased enrollment expenses, and decreased pension expense. The increase in revenues was offset by increased salaries and wages expense, increased related party expenses, and increased charitable contributions.

Liquidity and Capital Resources

Liquidity

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of December 31, 2024, the Company had approximately $2,782,000 in cash compared to approximately $1,771,000 at December 31, 2023, an increase of $1,011,000, resulting primarily from increased commission revenues. As of December 31, 2024, the Company had approximately $148,000 in accounts receivable compared to approximately $104,000 at December 31, 2023.

As of December 31, 2024, the Company had total current assets of approximately $3,263,000 and total current liabilities of approximately $2,329,000, or working capital of approximately $934,000, compared to total current assets of approximately $2,154,000 and total current liabilities of approximately $2,177,000, or negative working capital of $23,000 at December 31, 2023. This is an increase in working capital of approximately $957,000 over the working capital balance at the end of 2023 driven primarily by an increase in cash.

As of December 31, 2024, the Company had undiscounted liabilities in the amount of approximately $2,329,000 relating to the payment of indebtedness due within one year. The Company anticipates meeting its cash obligations on its current indebtedness as of December 31, 2024, primarily through cash generated from operations.

During the years ended December 31, 2024 and 2023, the Company did not have any capital expenditures. The Company does not expect any significant capital expenditures for the next 12 months as it can continue to grow without any significant capital expenditures.

Cash Flows

	Years Ended December 31,
	2024	2023
Net cash provided by operating activities	$1,634,122	$1,376,167
Net cash provided by investing activities	-	-
Net cash used in financing activities	(622,749)	(429,203)
Net increase in cash	$1,011,373	$946,964

Change in Cash Flows from Operating Activities The net cash provided by operating activities for the year ended December 31, 2023, was primarily a result of net income, the increased liability from premiums due to insurance carriers, and bad debt expense. The net cash provided was offset primarily by the cash contributions to the cash balance and the cash contributions to the profit sharing plan.

The net cash provided by operating activities for the year ended December 31, 2023, was primarily a result of the increased liability from premiums due to insurance carriers, an increase in the cash balance plan asset, net income, and bad debt expense.

Change in Cash Flows from Investing Activities There were no investing cash flow activities for the years ended December 31, 2024, and 2023.

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Change in Cash Flows from Financing Activities The net cash used by financing activities for the year ended December 31, 2024, was primarily a result of shareholder dividend distributions, repayments of the related party note payable, and repayments of the revolving line of credit; offset primarily by shareholder contributions, and proceeds from the related party note payable.

The net cash used by financing activities for the year ended December 31, 2023, was primarily a result of shareholder dividend distributions, and repayments of the related party note payable; offset primarily by proceeds from the related party note payable, proceeds from the revolving line of credit, and shareholder contributions.

Cash Payments for Interest and Income Taxes There were cash payments for interest of $660 and $1,643 for the years ended December 31, 2024 and 2023, respectively. There were no cash payments for income taxes during the years ended December 31, 2024 and 2023.

Critical Accounting Policies and Estimates

The Company’s significant accounting policies are more fully described in the notes to the consolidated financial statements. Those material accounting estimates that we believe are the most critical to an investor’s understanding of the Company’s financial results and condition are discussed immediately below and are particularly important to the portrayal of the financial position and results of operations and require the application of significant judgment by management to determine the appropriate assumptions to be used in the determination of certain estimates.

Income Taxes and Uncertain Tax Positions

Spetner has elected to be taxed as an S corporation as it is an eligible small business corporation. Both nRoll and Benefit Counselors are single member LLCs. Accordingly, all entities are pass-through entities not subject to federal tax. Instead, the income, deductions, credits, and other tax items are passed through to the individual shareholder or members who report these items on their personal tax returns. Accordingly, the consolidated financial statements do not include a provision for income taxes.

Management has evaluated the entities’ tax position and determined that that there are no uncertain positions that require recognition or disclosure in the consolidated financial statements with applicable accounting standards.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers which at its core, recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

The Company focuses primarily on agency services for insurance products in the healthcare and life spaces, Healthcare includes plans for individuals and families, and commercial businesses.

Recently Adopted Accounting Standards

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures which requires entities to disclose significant segment expenses regularly provided to the CODM. Public entities with a single reporting segment have to provide all disclosures required by ASC 280, including the significant segment expense disclosures. For public business entities, the guidance is effective for annual periods beginning after December 15, 2023. The Company adopted this standard as of January 1, 2024 and it did not have an impact on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions, and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this ASU as of January 1, 2023. The adoption did not have a material impact on the Company’s financial statements.

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